77I.  Information regarding the addition of Class 2 shares

CLASS 2

DISTRIBUTION FEES

The Class 2 shares pay distribution fees pursuant to a plan (the " Class 2
Plan") adopted pursuant to Rule 12b-1 under the Investment Company Act of 1940
(the "1940 Act"). Pursuant to the Class 2 Plan, Class 2 shares will pay 0.25% of the relevant series of the Fund's average net assets attributable to the Class 2 shares. Amounts payable under the Class 2 Plan are subject to such further limitations as the Directors may from time to time determine and as set forth in the registration statement of the Fund as from time to time in effect.

ADMINISTRATIVE SERVICE FEES

The Class 2 shares do not pay administrative service fees.

SERVICE FEES

The Class 2 shares may pay service fees pursuant to a plan adopted pursuant to
Rule 12b-1, equal to 0.25% of the relevant series of the Fund's average net assets attributable to the Class 2 shares.

EXCHANGE FEATURES

Class 2 shares of any series of the Fund may be exchanged for Class 2 shares of any series of the Fund offering Class 2 shares.

INITIAL SALES CHARGE

The Class 2 shares are offered at their NAV, without an initial sales charge.

CONTINGENT DEFERRED SALES CHARGE

Purchases of Class 2 shares are not subject to a CDSC.